Exhibit 23.1

CONSENT OF BLACKSTONE ADVISORY SERVICES L.P.

We hereby consent to the inclusion of the references to our firm and our opinion letter, dated April 24, 2007, to the Board of Directors of K2 Inc. (“K2”) in the Current Report on Form 8-K of K2 as filed with the Securities and Exchange Commission.

/s/ Blackstone Advisory Services L.P.
Blackstone Advisory Services L.P.

July 18, 2007